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                                                                      EXHIBIT 99
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SULPHCO ANNOUNCES SECOND PRIVATE PLACEMENT OF $2.5 MILLION

RENO, Nev., June 15, 2004 /PRNewswire-FirstCall via COMTEX/ -- SulphCo, Inc. (OTC Bulletin Board: SLPH), announced today that it has entered into a second securities purchase agreement to sell up to $2.5 million of units of its securities in a private placement to certain institutional and individual investors. These $2.5 million units are in addition to $2.6 million of units which SulphCo announced on June 3rd and are being sold to substantially the same investors.

At the initial closing of this second placement, the investors will purchase approximately $1.25 million of units. Under the terms of the second placement the investors will have the right to purchase up to an additional $1.25 million of units at any time prior to October 31, 2004, and SulphCo will also have the right to require the investors to purchase the additional $1.25 million of units by October 31, 2004 if SulphCo enters into a collaboration agreement with a major international oil producer on terms satisfactory to the investors. The closings are subject to customary closing conditions.

Each unit in the second placement has a purchase price of $1.25 and consists of one share of common stock, a warrant entitling the purchaser to purchase 0.35 shares of common stock at $1.5625 per share, and an additional investment right entitling the purchaser to purchase up to one additional share at a purchase price of $1.25 per share and a warrant to purchase up to 0.70 shares at $1.5625 per share for each additional share acquired under the additional investment right. The additional investment rights are exercisable by the investors at any time until 180 trading days following the effective date of the registration statement to be filed with the SEC. The warrants are exercisable for up to 30 months following the date of issuance. The Company has agreed to file a registration statement with the Securities and Exchange Commission within 30 days of the initial closing of the second placement to register the resale of common stock acquired by the investors under the units.

"The second placement funds will permit us to design and begin manufacture of larger desulfurization units which will enable us to push our technology into the marketplace more rapidly. As our desulfurization units are placed in service our technology will become more broadly known and available. Technology licensing partners will be more attracted to our technology as we demonstrate that the technology can be made commercially viable," said Dr. Rudolf Gunnerman, Chairman and CEO of SulphCo.

About SulphCo, Inc.

SulphCo's patented process employs ultrasound technology to desulfurize and upgrade crude oil and other oil related products. Unlike other sulfur removal technologies, SulphCo's process requires no pressure and low heat. SulphCo's technology is intended to assist refiners and producers of crude oils in upgrading the quality of their product prior to utilizing the product in a refinery.

From time to time, the company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

CONTACT:

Rudolf Gunnerman of SulphCo, Inc., +1-775-829-1310